UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2011

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-54254 (Commission File No.)	27-3051592 (IRS Employer Identification No.)

2620 Regatta Drive, Ste 102
Las Vegas, NV 89128
(Address of principal executive offices, including ZIP code)

(917) 310-0077
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.07   Submission of Matters to a Vote of Security Holders

The Company is holding a special meeting of the shareholders on August 31, 2011.  The meeting is to take place in Newport Beach, CA and will begin at 12:30pm.

Item 8.01   Other Events

a.  From May 20, 2011 through July 5, 2011, the Company conducted 23 days of test mining production (or "bulk sampling") operations from its mining property.  The mining property that the test mining was conducted one  is referred to as the "Gorilla site" by the Company and its management.  Gorilla is 400 hectares (or 988.5 acres) or approximately 4,000,000 square meters (or 1.5 square miles) .  The Company mined approximately 500 tons of earth.  Based on the results, the Company has determined that the average gold on Gorilla is 0.76 grams per cubic meter or 0.62 grams per ton.  The results from the 23 days ranged from 0.46 grams per meter to 1.47 grams per meters and 0.27 grams per ton to 1.21 grams per ton.  Based on these initial ranges the Company is estimating that the amount of gold on the Gorilla site could be in excess of $100,000,000; however, additional testing is necessary to determine the total size of the gold deposits and the amount of usable land.

These results have not been independently verified and were conducted internally to assist in determining if the property contains gold values conducive to profitable extraction.

 b.  The Company is currently looking to claim an additional 800 hectares that is adjacent to the Company's Gorilla site.

c.  The Company is currently to claim hard rock concessions in the mountains of Peru.

d.  The Company is expecting to expand its Peruvian mining operations to include the purchase of gold from individuals and other mining companies around the Company's mining properties.  The Company anticipates that  that it could purchase from 10 ounces to 80 ounces of gold per week and resale it for a higher price in Lima, Peru or in the United States.

e.  On August 16, 2011, the Company issued 6,000,000 options to Paul Howarth, 6,000,000 options to Joseph Mezey and 1,200,000 option to Blaine Riley.  Mr. Howarth and Mr. Mezey's options vest at a rate of 500,000 options per month and Mr. Rileys vest at 100,000 per month.  The options expire 12 months from their vesting date.  The option price is $0.10 per share and are for the Company's Class A Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized .

The Graystone Company, Inc.

Dated: August 16, 2011	By:	/s/ Joseph Mezey
Name: Joseph Mezey
Title: President/CFO